Exhibit 99.1

Antero Resources Announces First Quarter 2024 Financial and Operating Results

Denver, Colorado, April 24, 2024—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its first quarter 2024 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

First Quarter 2024 Highlights:

•	Net production averaged 3.4 Bcfe/d, an increase of 5% from the year ago period

o	Liquids production averaged 202 MBbl/d, an increase of 8% from the year ago period and now represents 35% of total production

•	Realized a pre-hedge natural gas equivalent price of $3.39 per Mcfe, a $1.15 per Mcfe premium to NYMEX pricing that averaged $2.24 per MMBtu

•	Net income was $36 million, Adjusted Net Income was $22 million (Non-GAAP)

•	Adjusted EBITDAX was $262 million (Non-GAAP); net cash provided by operating activities was $262 million

•	Free Cash Flow was $11 million (Non-GAAP)

•	Averaged a company record 11.3 completion stages per day in the quarter, including 12.6 completion stages per day during the month of March

•	Drilled the longest-lateral pad in company history, averaging 20,000 lateral feet per well for the five wells on the pad

•	Expanded Responsibly Sourced Gas certification with Project Canary to 2 Bcf/d of natural gas production

•	Established commercial arrangement to supply LPG cookstoves in Ghana, Africa

2024 Full-Year Guidance Updates:

•	Increasing production guidance range to 3.35 to 3.4 Bcfe/d driven by higher liquids volumes

•	Increasing C3+ NGL realized price guidance to a range of $0.00 to $1.00 per barrel premium to Mont Belvieu pricing

•	Decreasing cash production costs to a range of $2.40 to $2.50 per Mcfe

Paul Rady, Chairman, CEO and President of Antero Resources commented, “The improved capital efficiency realized in 2023 continues in 2024. Our consistent focus on operations from our drilling and completion teams once again led to new Company records during the quarter. In the month of March, we set records for most completion stages per day at 12.6 stages per day and most pumping hours for a single completion crew in a month at 588 hours. These were both 7% higher than our previous monthly records. Our capital efficiency and focus on liquids development drove a sequential increase in liquids volumes and led to the production guidance increase for 2024. Further, this growth was achieved while running only two drilling rigs and one completion crew.”

Mr. Rady continued, “The industry is responding to lower natural gas prices through sharp reductions in rigs and completion crews. As a result of this decreased activity, U.S. natural gas supply has fallen by approximately 6 Bcf/d from the peak in December 2023 to under 100 Bcf/d today. This supply moderation combined with the significant expected demand growth from LNG exports and increasing power demand is expected to balance the market as we enter 2025. Antero offers the purest exposure to rising NYMEX natural gas prices with an unhedged production profile and an extensive firm transportation position. This Firm Transportation delivers 100% of our natural gas out of basin, including 75% that is delivered to the LNG Fairway and is tied directly to NYMEX Henry Hub pricing.”

Michael Kennedy, CFO of Antero Resources said, “Our first quarter 2024 financial results benefited from our significant exposure to liquids prices. Antero produces approximately 40 MBbl/d of liquids that are closely linked to WTI oil prices. This includes iso-butane, natural gasoline and oil. Additionally, our C3+ NGL price increased 14% from the prior quarter and averaged a $0.50 per barrel premium to Mont Belvieu. This premium, and subsequent C3+ realized price guidance increase, is a result from a shift in our NGL marketing strategy. In 2024, we are taking more of our C3+ volumes in kind and selling directly into international benchmarks to capitalize on strong international demand. Our liquids development focus, combined with our significant reduction in maintenance capital expenditures, resulted in positive Free Cash Flow in the first quarter despite being unhedged at a NYMEX Henry Hub price that averaged just $2.24 per Mcf.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

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2024 Guidance Update

Antero is increasing its full year 2024 production guidance to 3.35 to 3.4 Bcfe/d, an increase at the midpoint of approximately 25 MMcfe/d. The higher than expected volumes are driven by higher liquids volumes and capital efficiency gains.

Antero is also increasing its full year 2024 C3+ NGL realized price guidance to a range of $0.00 to $1.00 per barrel premium to Mont Belvieu, up from the previous guidance of flat to Mont Belvieu. This increase reflects higher expected realizations from its take-in-kind transactions, including more exposure to premium international prices during 2024.

Antero is decreasing its cash production expense guidance by $0.05 per Mcfe at the midpoint to a range of $2.40 to $2.50 per Mcfe reflecting lower fuel costs and lower production and ad valorem taxes.

	Full Year 2024 – Initial		Full Year 2024 – Current
Full Year 2024 Guidance	Low	High	Low	High
Net Daily Natural Gas Equivalent Production (Bcfe/d)	3.3	3.4	3.35	3.4
Cash Production Expense ($/Mcfe)	$2.45	$2.55	$2.40	$2.50
C3+ NGL Realized Price – Expected Premium to Mont Belvieu ($/Bbl)	$(1.00)	$1.00	$0.00	$1.00

Note: Any 2024 guidance items not discussed in this release are unchanged from previously stated guidance.

Free Cash Flow

During the first quarter of 2024, Free Cash Flow was $11 million.

	Three Months Ended March 31,
	2023	2024
Net cash provided by operating activities	$343,902	261,610
Less: Net cash used in investing activities	(350,804)	(226,810)
Plus: Payments for derivative monetizations	202,339	—
Less: Proceeds from sale of assets, net	(91)	(363)
Less: Distributions to non-controlling interests in Martica	(51,339)	(23,617)
Free Cash Flow	$144,007	10,820
Changes in Working Capital (1)	(149,765)	(11,086)
Free Cash Flow before Changes in Working Capital	$(5,758)	(266)

(1)	Working capital adjustments in the first quarter of 2023 includes $160 million in net increases in current assets and liabilities and $10 million in net decreases in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the first quarter of 2024 includes $14 million in net increases in current assets and liabilities and $3 million in net decreases in accounts payable and accrued liabilities for additions to property and equipment.

First Quarter 2024 Financial Results

Net daily natural gas equivalent production in the first quarter averaged 3.4 Bcfe/d, including 202 MBbl/d of liquids. Antero’s average realized natural gas price before hedging was $2.35 per Mcf, an $0.11 per Mcf premium to the average First-of-Month NYMEX Henry Hub price.

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The following table details average net production and average realized prices for the three months ended March 31, 2024:

	Three Months Ended March 31, 2024
					Combined Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
	(MMcf/d)	(Bbl/d)	(Bbl/d)	(Bbl/d)	(MMcfe/d)
Average Net Production	2,216	11,374	116,088	74,286	3,426

					Combined
					Natural
	Natural Gas	Oil	C3+ NGLs	Ethane	Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$2.35	62.53	43.05	9.32	3.39
NYMEX average price (1)	$2.24	76.96			2.24
Premium / (Discount) to NYMEX	$0.11	(14.43)			1.15

Settled commodity derivatives (2)	$0.01	(0.14)	(0.02)	—	—
Average realized prices after settled derivatives	$2.36	62.39	43.03	9.32	3.39
Premium / (Discount) to NYMEX	$0.12	(14.57)			1.15

(1)	The average index prices for natural gas and oil represent the New York Mercantile Exchange average first-of-month price and the Energy Information Administration (EIA) calendar month average West Texas Intermediate future price, respectively.

(2)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and all oil and C3+ NGL derivative instruments during the three months ended March 31, 2024.

Antero’s average realized C3+ NGL price was $43.05 per barrel. Antero shipped 42% of its total C3+ NGL net production on Mariner East 2 (“ME2”) for export and realized a $0.06 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 58% of C3+ NGL net production at a $0.03 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 116 MBbl/d of net C3+ NGL production was a $0.48 per barrel premium to Mont Belvieu pricing.

	Three Months Ended March 31, 2024
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane on ME2 - Exported	Marcus Hook, PA	48,767	42%	$0.06
Remaining C3+ NGL Volume – Sold Domestically	Hopedale, OH	67,321	58%	$(0.03)
Total C3+ NGLs / Blended Premium		116,088	100%	$0.01
Total C3+ NGLs Premium to Mont Belvieu ($/Bbl)				$0.48

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation, production and ad valorem taxes was $2.44 per Mcfe in the first quarter, a 1% decrease compared to $2.46 per Mcfe average during the first quarter of 2023. The decrease was due to higher production year-over-year, lower production tax, and lower transportation expense due to lower fuel costs. Net marketing expense was $0.04 per Mcfe in the first quarter, a decrease from $0.08 per Mcfe during the first quarter of 2023. The decrease in net marketing expense was due to an increase in production and a decrease in firm transportation commitments compared to the year ago period.

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First Quarter 2024 Operating Results

During the quarter, Antero moved to a continuous pumping technology that allowed the Company to realize new efficiency gains. These enhancements resulted in company records for the most pumping hours and highest completion stages per day during the month of March. Antero estimates that this new technology will save more than an hour of pumping time each day and will result in further increases in average completion times.

Antero placed 12 horizontal Marcellus wells to sales during the first quarter with an average lateral length of 13,285 feet.

•	Six of these wells have been on line for approximately 60 days. The average rate per well was 26 MMcfe/d with approximately 1,280 Bbl/d of liquids per well assuming 25% ethane recovery.

•	The remaining six wells were completed in March and have not been on line long enough for 60-day rates. These wells had an average lateral length of 14,115 feet.

Project Canary Natural Gas Certification Expansion

Antero recently expanded its responsibly sourced gas certification with Project Canary. Antero currently has approximately 2 Bcf/d of natural gas volumes certified under the Project Canary TrustWell certification. This effort builds off Antero’s first pilot project with Project Canary in February 2022 that certified two production pads. The expanded certification confirms Antero’s strong operational and environmental performance and supports the Company’s continuous improvement and progress towards Net Zero Scope 1 & 2 Greenhouse Gas (“GHG”) emissions by the end of 2025.

Energy Poverty: Improving Energy Access Through New LPG Cookstove Partnership

As the 4th largest U.S. NGL producer, Antero supplies a portion of the energy needed to improve the health, safety, and livelihood for people living in energy poverty around the world. In 2023, 43 LPG cargoes (23 million barrels) of Antero Resources’ LPG volumes of propane and butane were shipped to international markets including West Africa. While evaluating opportunities to reduce its carbon footprint, Antero focused on developing a meaningful project that not only has environmental benefits and is aligned with its core business, but also directly impacts the lives of people in a positive way.

Antero has finalized a commercial agreement with Envirofit International (“Envirofit”) to provide cleaner-burning LPG cookstoves in Ghana, Africa. Envirofit is a Colorado-based company that has been a pioneer in the clean cooking space for nearly 20 years. Through this arrangement, Antero and Envirofit will produce commercial cookstoves and work with Envirofit Ghana partners and affiliates, local gas distribution partner Henos Energy and local Ghanaian residents to switch from open fire cooking that typically relies on charcoal to cleaner-burning LPG stoves. This change will improve air quality and health for the Ghanaian residents utilizing the stoves, while also providing the opportunity for thousands of Ghanaians to transition to a more modern, reliable and cost-effective energy source. This project will generate significant employment opportunities through local manufacturing and distribution as well as premium Gold Standard certified carbon offsets that are expected to help Antero achieve the Company’s 2025 Net Zero Scope 1 GHG emissions goal.

West Virginia University Engineering Program Gift

Antero Resources and Antero Midstream Corporation (NYSE: AM) announced a joint $4,000,000 gift to West Virginia University to support undergraduate and graduate students in Petroleum and Natural Gas Engineering. The gift also established an Antero Professorship and helped develop a new Master’s Degree program in Petroleum Midstream Engineering. This Petroleum Midstream Engineering Program will be the first of its kind in the United States.

Convertible Note Retirement

On March 11, 2024, Antero called all of its outstanding 4.25% Convertible Senior Notes Due 2026 for redemption. The Company’s election to call the 2026 Convertible Notes allowed holders of the 2026 Convertible Notes to exercise their conversion right, and all then-outstanding 2026 Convertible Notes were converted pursuant to their terms. The Company elected to settle these conversions by issuing approximately 6.0 million shares of common stock to the noteholders.

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First Quarter 2024 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended March 31, 2024, were $187 million. The Company completed 1,424 of 4,410 stages, or 32%, of its 2024 budgeted completion stages during the first quarter. This quarterly capital pace was in-line with expectations as the company ran two completion crews in January before reducing to the current level of one completion crew. The Company continues to forecast drilling and completion capital in 2023 to be in the range of $650 to $700 million.

In addition to capital invested in drilling and completion activities, the Company invested $26 million in land during the first quarter. During the quarter, Antero added approximately 5,000 net acres, representing 19 incremental drilling locations at an average cost of $1 million per location.

Commodity Derivative Positions

Antero did not enter into any new natural gas or oil hedges during the first quarter of 2024. The Company added 10 MBbl/d of propane hedges for the period March through December 2024 at an average price of $0.80 per gallon. These hedges represent approximately 15% of Antero’s expected 2024 propane production, which approximates Antero’s exposure to domestic pricing. Antero’s remaining 85% of unhedged propane volumes are primarily sold to international markets.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, April 25, 2024 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, May 2, 2024 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13743599. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, May 2, 2024 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

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Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended March 31,
	2023	2024
Net income and comprehensive income attributable to Antero Resources Corporation	$213,431	36,345
Net income and comprehensive income attributable to noncontrolling interests	47,771	11,942
Unrealized commodity derivative gains	(342,799)	(8,078)
Payments for derivative monetizations	202,339	—
Amortization of deferred revenue, VPP	(7,533)	(6,738)
Loss (gain) on sale of assets	(91)	188
Impairment of property and equipment	15,560	5,190
Equity-based compensation	13,018	16,077
Loss on convertible note inducement	86	—
Equity in earnings of unconsolidated affiliate	(17,681)	(23,347)
Contract termination and loss contingency	29,550	2,039
Tax effect of reconciling items (1)	23,115	3,189
	176,766	36,807
Martica adjustments (2)	(20,423)	(14,696)
Adjusted Net Income	$156,343	22,111

Diluted Weighted Average Common Shares Outstanding (3)	311,846	312,503

(1)	Deferred taxes were approximately 21% and 22% for 2023 and 2024, respectively.

(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings per share. Anti-dilutive weighted average shares outstanding for the three months ended March 31, 2023 and 2024 were 1.7 million and 0.6 million, respectively.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	March 31,
	2023	2024
Credit Facility	$417,200	415,300
8.375% senior notes due 2026	96,870	96,870
7.625% senior notes due 2029	407,115	407,115
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	26,386	—
Unamortized debt issuance costs	(9,975)	(9,176)
Total long-term debt	$1,537,596	1,510,109
Less: Cash and cash equivalents	—	—
Net Debt	$1,537,596	1,510,109

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, plus payments for early contract termination or derivative monetization, less proceeds from asset sales or derivative monetization and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

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Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our condensed consolidated statements of cash flows, in each case, for the three months ended March 31, 2023 and 2024 (in thousands). Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

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	Three Months Ended March 31,
	2023	2024
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$213,431	36,345
Net income and comprehensive income attributable to noncontrolling interests	47,771	11,942
Unrealized commodity derivative gains	(342,799)	(8,078)
Payments for derivative monetizations	202,339	—
Amortization of deferred revenue, VPP	(7,533)	(6,738)
(Gain) loss on sale of assets	(91)	188
Interest expense, net	25,700	30,187
Loss on convertible note inducements	86	—
Income tax expense	62,183	10,033
Depletion, depreciation, amortization and accretion	168,460	173,830
Impairment of property and equipment	15,560	5,190
Exploration expense	754	602
Equity-based compensation expense	13,018	16,077
Equity in earnings of unconsolidated affiliate	(17,681)	(23,347)
Dividends from unconsolidated affiliate	31,285	31,285
Contract termination, loss contingency, transaction expense and other	32,418	2,020
	444,901	279,536
Martica related adjustments (1)	(31,132)	(17,449)
Adjusted EBITDAX	$413,769	262,087

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$413,769	262,087
Martica related adjustments (1)	31,132	17,449
Interest expense, net	(25,700)	(30,187)
Amortization of debt issuance costs and other	871	715
Exploration expense	(754)	(602)
Changes in current assets and liabilities	159,683	14,361
Contract termination, loss contingency, transaction expense and other	(32,418)	(1,820)
Payments for derivative monetizations	(202,339)	—
Other items	(342)	(393)
Net cash provided by operating activities	$343,902	261,610

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
March 31,
2024
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$65,833
Net income and comprehensive income attributable to noncontrolling interests	63,096
Unrealized commodity derivative gains	(59,325)
Amortization of deferred revenue, VPP	(29,757)
Gain on sale of assets	(168)
Interest expense, net	122,357
Loss on convertible note inducements	288
Income tax expense	23,844
Depletion, depreciation, amortization, and accretion	698,580
Impairment of property and equipment	40,932
Exploration	2,539
Equity-based compensation expense	62,578
Equity in earnings of unconsolidated affiliate	(88,618)
Dividends from unconsolidated affiliate	125,138
Contract termination, loss contingency, transaction expense and other	25,093
1,052,410
Martica related adjustments (1)	(83,574)
Adjusted EBITDAX	$968,836

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

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Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended March 31,
	2023	2024
Drilling and completion costs (cash basis)	$273,154	188,905
Change in accrued capital costs	(6,236)	(1,746)
Adjusted drilling and completion costs (accrual basis)	$266,918	187,159

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream Corporation (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, impacts of geopolitical and world health events, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, availability and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical and world health events, cybersecurity risks, our ability to achieve Net Zero Scope 1 and Scope 2 GHG emissions and the costs associated therewith, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2023 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

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ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	March 31,
	2023	2024
Assets
Current assets:
Accounts receivable	$42,619	40,121
Accrued revenue	400,805	326,218
Derivative instruments	5,175	6,579
Prepaid expenses	12,901	12,326
Other current assets	14,192	17,468
Total current assets	475,692	402,712
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	974,642	962,738
Proved properties	13,908,804	14,060,385
Gathering systems and facilities	5,802	5,802
Other property and equipment	98,668	104,409
	14,987,916	15,133,334
Less accumulated depletion, depreciation and amortization	(5,063,274)	(5,179,844)
Property and equipment, net	9,924,642	9,953,490
Operating leases right-of-use assets	2,965,880	2,932,501
Derivative instruments	5,570	3,929
Investment in unconsolidated affiliate	222,255	226,034
Other assets	25,375	29,828
Total assets	$13,619,414	13,548,494
Liabilities and Equity
Current liabilities:
Accounts payable	$38,993	38,081
Accounts payable, related parties	86,284	93,707
Accrued liabilities	381,340	314,957
Revenue distributions payable	361,782	358,560
Derivative instruments	15,236	14,148
Short-term lease liabilities	540,060	535,617
Deferred revenue, VPP	27,101	26,593
Other current liabilities	1,295	1,240
Total current liabilities	1,452,091	1,382,903
Long-term liabilities:
Long-term debt	1,537,596	1,510,109
Deferred income tax liability, net	834,268	844,230
Derivative instruments	32,764	25,538
Long-term lease liabilities	2,428,450	2,399,274
Deferred revenue, VPP	60,712	54,482
Other liabilities	59,431	60,082
Total liabilities	6,405,312	6,276,618
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 303,544 and 310,170 shares issued and outstanding as of December 31, 2023 and March 31, 2024, respectively	3,035	3,102
Additional paid-in capital	5,846,541	5,879,578
Retained earnings	1,131,828	1,168,173
Total stockholders' equity	6,981,404	7,050,853
Noncontrolling interests	232,698	221,023
Total equity	7,214,102	7,271,876
Total liabilities and equity	$13,619,414	13,548,494

10

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2024
Revenue and other:
Natural gas sales	$668,315	474,133
Natural gas liquids sales	495,435	517,862
Oil sales	51,811	64,717
Commodity derivative fair value gains	126,192	9,446
Marketing	58,529	48,520
Amortization of deferred revenue, VPP	7,533	6,738
Other revenue and income	533	855
Total revenue	1,408,348	1,122,271
Operating expenses:
Lease operating	29,321	29,121
Gathering, compression, processing and transportation	645,172	672,281
Production and ad valorem taxes	49,276	58,168
Marketing	81,361	59,813
Exploration and mine expenses	763	602
General and administrative (including equity-based compensation expense of $13,018 and $16,077 in 2023 and 2024, respectively)	57,261	55,862
Depletion, depreciation and amortization	167,582	173,054
Impairment of property and equipment	15,560	5,190
Accretion of asset retirement obligations	878	776
Contract termination and loss contingency	29,550	2,039
Loss (gain) on sale of assets	(91)	188
Other operating expense	225	17
Total operating expenses	1,076,858	1,057,111
Operating income	331,490	65,160
Other income (expense):
Interest expense, net	(25,700)	(30,187)
Equity in earnings of unconsolidated affiliate	17,681	23,347
Loss on convertible note inducement	(86)	—
Total other expense	(8,105)	(6,840)
Income before income taxes	323,385	58,320
Income tax expense	(62,183)	(10,033)
Net income and comprehensive income including noncontrolling interests	261,202	48,287
Less: net income and comprehensive income attributable to noncontrolling interests	47,771	11,942
Net income and comprehensive income attributable to Antero Resources Corporation	$213,431	36,345

Net income per common share—basic	$0.72	0.12
Net income per common share—diluted	$0.69	0.12

Weighted average number of common shares outstanding:
Basic	296,763	304,943
Diluted	311,846	312,503

11

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2023	2024
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$261,202	48,287
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	168,460	173,830
Impairments	15,560	5,190
Commodity derivative fair value gains	(126,192)	(9,446)
Gains (losses) on settled commodity derivatives	(14,268)	1,368
Payments for derivative monetizations	(202,339)	—
Deferred income tax expense	62,149	9,962
Equity-based compensation expense	13,018	16,077
Equity in earnings of unconsolidated affiliate	(17,681)	(23,347)
Dividends of earnings from unconsolidated affiliate	31,285	31,285
Amortization of deferred revenue	(7,533)	(6,738)
Amortization of debt issuance costs and other	871	715
Settlement of asset retirement obligations	(308)	(322)
Contract termination and loss contingency	—	200
Loss (gain) on sale of assets	(91)	188
Loss on convertible note inducement	86	—
Changes in current assets and liabilities:
Accounts receivable	5,282	2,498
Accrued revenue	328,349	74,587
Prepaid expenses and other current assets	20,596	(2,701)
Accounts payable including related parties	34,604	3,244
Accrued liabilities	(143,346)	(60,825)
Revenue distributions payable	(86,331)	(3,222)
Other current liabilities	529	780
Net cash provided by operating activities	343,902	261,610
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(73,527)	(27,044)
Drilling and completion costs	(273,154)	(188,905)
Additions to other property and equipment	(4,631)	(6,500)
Proceeds from asset sales	91	363
Change in other assets	417	(4,724)
Net cash used in investing activities	(350,804)	(226,810)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(75,356)	—
Borrowings on Credit Facility	1,492,700	1,125,700
Repayments on Credit Facility	(1,347,400)	(1,127,600)
Convertible note inducement	(86)	—
Distributions to noncontrolling interests in Martica Holdings LLC	(51,339)	(23,617)
Employee tax withholding for settlement of equity compensation awards	(11,459)	(9,024)
Other	(158)	(259)
Net cash provided by (used in) financing activities	6,902	(34,800)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$43,239	48,252
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(9,918)	(3,275)

12

The following table sets forth selected financial data for the three months ended March 31, 2023 and 2024:

	(Unaudited)
	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2023	2024	(Decrease)	Change
Revenue:
Natural gas sales	$668,315	474,133	(194,182)	(29)%
Natural gas liquids sales	495,435	517,862	22,427	5%
Oil sales	51,811	64,717	12,906	25%
Commodity derivative fair value gains	126,192	9,446	(116,746)	(93)%
Marketing	58,529	48,520	(10,009)	(17)%
Amortization of deferred revenue, VPP	7,533	6,738	(795)	(11)%
Other revenue and income	533	855	322	60%
Total revenue	1,408,348	1,122,271	(286,077)	(20)%
Operating expenses:
Lease operating	29,321	29,121	(200)	(1)%
Gathering and compression	212,604	223,530	10,926	5%
Processing	237,268	255,795	18,527	8%
Transportation	195,300	192,956	(2,344)	(1)%
Production and ad valorem taxes	49,276	58,168	8,892	18%
Marketing	81,361	59,813	(21,548)	(26)%
Exploration and mine expenses	763	602	(161)	(21)%
General and administrative (excluding equity-based compensation)	44,243	39,785	(4,458)	(10)%
Equity-based compensation	13,018	16,077	3,059	23%
Depletion, depreciation and amortization	167,582	173,054	5,472	3%
Impairment of property and equipment	15,560	5,190	(10,370)	(67)%
Accretion of asset retirement obligations	878	776	(102)	(12)%
Contract termination and loss contingency	29,550	2,039	(27,511)	(93)%
Loss (gain) on sale of assets	(91)	188	279	*
Other operating expense	225	17	(208)	(92)%
Total operating expenses	1,076,858	1,057,111	(19,747)	(2)%
Operating income	331,490	65,160	(266,330)	(80)%
Other earnings (expenses):
Interest expense, net	(25,700)	(30,187)	(4,487)	17%
Equity in earnings of unconsolidated affiliate	17,681	23,347	5,666	32%
Loss on convertible note inducement	(86)	—	86	*
Total other expense	(8,105)	(6,840)	1,265	(16)%
Income before income taxes	323,385	58,320	(265,065)	(82)%
Income tax expense	(62,183)	(10,033)	52,150	(84)%
Net income and comprehensive income including noncontrolling interests	261,202	48,287	(212,915)	(82)%
Less: net income and comprehensive income attributable to noncontrolling interests	47,771	11,942	(35,829)	(75)%
Net income and comprehensive income attributable to Antero Resources Corporation	$213,431	36,345	(177,086)	(83)%

Adjusted EBITDAX	$413,769	262,087	(151,682)	(37)%

* Not meaningful

13

The following table sets forth selected financial data for the three months ended March 31, 2023 and 2024:

	(Unaudited)
	Three Months Ended		Amount of
	March 31,		Increase	Percent
	2023	2024	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	194	202	8	4%
C2 Ethane (MBbl)	6,141	6,760	619	10%
C3+ NGLs (MBbl)	9,857	10,564	707	7%
Oil (MBbl)	831	1,035	204	25%
Combined (Bcfe)	295	312	17	6%
Daily combined production (MMcfe/d)	3,274	3,426	152	5%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$3.45	2.35	(1.10)	(32)%
C2 Ethane (per Bbl) (4)	$11.73	9.32	(2.41)	(21)%
C3+ NGLs (per Bbl)	$42.95	43.05	0.10	*
Oil (per Bbl)	$62.35	62.53	0.18	*
Weighted Average Combined (per Mcfe)	$4.13	3.39	(0.74)	(18)%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$3.38	2.36	(1.02)	(30)%
C2 Ethane (per Bbl) (4)	$11.73	9.32	(2.41)	(21)%
C3+ NGLs (per Bbl)	$42.89	43.03	0.14	*
Oil (per Bbl)	$61.90	62.39	0.49	1%
Weighted Average Combined (per Mcfe)	$4.08	3.39	(0.69)	(17)%
Average costs (per Mcfe):
Lease operating	$0.10	0.09	(0.01)	(10)%
Gathering and compression	$0.72	0.72	—	*
Processing	$0.81	0.82	0.01	1%
Transportation	$0.66	0.62	(0.04)	(6)%
Production and ad valorem taxes	$0.17	0.19	0.02	12%
Marketing expense, net	$0.08	0.04	(0.04)	(50)%
General and administrative (excluding equity-based compensation)	$0.15	0.13	(0.02)	(13)%
Depletion, depreciation, amortization and accretion	$0.57	0.56	(0.01)	(2)%

* Not meaningful

(1)	Production volumes exclude volumes related to VPP transaction.

(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.

(3)	Average sales prices shown in the table reflect both the before and after effects of the Company’s settled commodity derivatives. The calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because the Company does not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.

(4)	The average realized price for the three months ended March 31, 2023 and 2024 includes $6 million and $2 million, respectively, of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives for the three months ended March 31, 2023 and 2024 would have been $10.76 per Bbl and $9.07 per Bbl, respectively.

14